ACCOUNT RECONCILIATION AGREEMENT

     THIS ACCOUNT RECONCILIATION AGREEMENT (the "Agreement") is made and entered into as of the 11th day of March, 2002, by and between KEYSTONE CONSOLIDATED INDUSTRIES, INC. d/b/a KEYSTONE STEEL & WIRE COMPANY, a Delaware corporation ("Keystone"), and PSC METALS, INC., an Ohio corporation ("PSC").

                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, pursuant to a Scrap Supply and Consignment Agreement dated as of January 31, 2001 (the "Consignment Agreement"), PSC is a critical supplier of scrap metal and pig iron ("Scrap") from which Keystone regularly purchases Scrap for use in its business operations;

     WHEREAS, Keystone is currently pursuing an out-of-court restructuring of its obligations and capital structure (the "Restructuring");

     WHEREAS, in connection with Keystone's efforts in furtherance of the Restructuring, PSC previously agreed that Keystone could defer payment of certain past due amounts owed by Keystone to PSC (collectively, the "Past Due Amounts") for past purchases of Scrap until completion of the Restructuring and that for current usage, Keystone would prepay PSC $1,000,000 on each Monday; as outlined in an October 18, 2001 letter from Frederick J. Smith, President, PSC to Bob Singer, President and CEO, Keystone;

     WHEREAS, PSC and Keystone hereby expressly acknowledge and agree that PSC owes Keystone $133,000 for mill scale sales and $256,000 related to scrap sales by Keystone to PSC, for an aggregate amount owed to Keystone of $389,000 (the "Receivable Balance");

     WHEREAS, PSC and Keystone hereby expressly acknowledge and agree that the Past Due Amounts as reduced by the Receivable Balance result in a net amount owed by Keystone to PSC of $11,290,822.90 (the "Outstanding Balance"); and

     WHEREAS, the parties desire to provide for the payment in full of the Outstanding Balance and other amounts becoming due between them upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed as follows:

     Section 1. Payment for New Purchases. Consistent with Keystone's continuing reliance on PSC as a critical supplier (see Section 7(g) of the Consignment Agreement), and, and for so long as any portion of the Outstanding Balance remains unpaid, Keystone will pay to PSC by wire transfer on the morning of each and every Monday (or next business day thereafter in the event a particular Monday is not a business day) from and after the date hereof an amount determined based upon the estimated Scrap usage for the then current week (currently estimated at $1,100,000 as of the date of this Agreement) as prepayment for purchases of Scrap to be made by Keystone with respect to such week. The foregoing prepayment amount as made each Monday (or subsequent business day) shall be increased or decreased, as the case may be, to account for the difference between the prepayment made with respect to the immediately preceding week and the actual cost of Scrap acquired by Keystone from PSC in such week.

     Section 2. Imposition and Application of Surcharge. From and after the date of the Agreement and for so long as any portion of the Outstanding Balance remains unpaid, and in addition to the then current market price charged by PSC for Scrap, PSC shall charge Keystone and Keystone shall pay PSC a surcharge (the "Surcharge") equal to $3.00 per gross ton of Scrap purchased by Keystone from PSC. PSC shall apply all amounts of the Surcharge provided in this Section 2 and collected by it from Keystone to the payment of the Outstanding Balance, which shall be reduced dollar-for-dollar by the amount of such Surcharge collections.

     Section 3. Payment of the Outstanding Balance. In addition to any Surcharge or other payment obligation imposed upon Keystone pursuant to this Agreement, Keystone hereby promises to pay the Outstanding Balance to PSC as follows:

          (a) in the event that the unpaid portion of the Outstanding Balance on March 31, 2003 exceeds 80% of the Outstanding Balance as of the date hereof, Keystone shall promptly pay such excess Outstanding Balance amount in full;

          (b) in the event that the unpaid portion of the Outstanding Balance on March 31, 2004 exceeds 60% of the Outstanding Balance as of the date hereof, Keystone shall promptly pay such excess Outstanding Balance amount in full;

          (c) in the event that the unpaid portion of the Outstanding Balance on March 31, 2005 exceeds 40% of the Outstanding Balance as of the date hereof, Keystone shall promptly pay such excess Outstanding Balance amount in full;

          (d) in the event that the unpaid portion of the Outstanding Balance on March 31, 2006 exceeds 20% of the Outstanding Balance as of the date hereof, Keystone shall promptly pay such excess Outstanding Balance amount in full; and

          (e) Keystone shall pay in full on March 31, 2007 any unpaid portion of the Outstanding Balance as of such date.

     The Outstanding Balance shall not bear interest and may be prepaid in whole or in part at any time without penalty.

     Section 4. Additional Required Payment. In the event that the EBITDA (as hereinafter defined) of Keystone in any fiscal year shall exceed $20,000,000 (any such amount, the "Excess EBITDA"), Keystone shall pay to PSC on or before April 15 of the following year an amount equal to the product of such Excess EBITDA multiplied by 14.14%, limited to the extent of the unpaid Outstanding Balance as of the date such payment is made. Notwithstanding the foregoing, in the event that any such payment pursuant to this Section 4 would result in an event of default under any of Keystone's various credit agreements, Keystone shall be permitted to defer such payment until such time as payment is permitted under all applicable covenants of such credit agreements. For purposes of this
Section 4, "EBITDA" for any fiscal year shall be the amount determined based upon Income (loss) before income taxes, plus Depreciation and Amortization expense, plus Interest Expense, less overfunded defined benefit pension credit or plus defined benefit pension expense, as the case may be, all as reported in Keystone's Annual Report on Form 10-K with respect to such year.

     Section 5. Priority; No Further Obligations. To the extent the terms and conditions of this Agreement alter or vary the terms and conditions of any agreement between the parties hereto, the parties hereto agree that the terms and conditions of this Agreement shall be deemed to have modified, amended and superseded the terms and conditions of such agreement, notwithstanding any terms or conditions therein to the contrary. Notwithstanding anything in this Agreement to the contrary, the Consignment Agreement, as amended by the terms of this Agreement, shall remain in full force and effect until terminated in writing by the parties.

     Section 6. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall have been deemed to have been delivered as of the date so delivered:

         If to Keystone:

                  Keystone Consolidated Industries, Inc.
                  Three Lincoln Centre
                  5430 LBJ Freeway
                  Suite 1740
                  Dallas, Texas  75240-2697
                  Attention:  Chief Financial Officer
                  Fax: (972) 448-1408

         If to PSC:

                  PSC Metals, Inc.
                  P.O. Box 931393N
                  Cleveland, Ohio  44193
                  Attention:  Chief Financial Officer
                  Fax: 216-752-9562

     Section 7. Further Assurances. The parties hereto shall execute and deliver, and file and record, as the case may be, such further or additional documents, agreements or instruments as the other party hereto shall reasonably require to consummate the transactions contemplated herein.

     Section 8. Binding Effect; Construction. The covenants contained herein shall bind, and the benefits hereof shall inure to the benefit of, the respective heirs, personal representatives, administrators, and successors and permitted assigns, to the extent applicable, of the parties hereto.

     Section 9. Entire Agreement; Severability. This Agreement and the Consignment Agreement contain the entire agreement among the parties hereto relating to the matters provided herein, and no representations, promises or agreements, oral or otherwise, not expressly contained or incorporated by reference herein or therein shall be binding on the parties hereto. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision hereof.

     Section 10. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Illinois applicable to agreements made wholly within that State and without giving effect to any principles of conflict of laws.

     Section 11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and may be delivered via facsimile or otherwise, and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned as of the date first written above.

                             KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                             d/b/a KEYSTONE
                             STEEL & WIRE COMPANY


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                             PSC METALS, INC.


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